Exhibit 10.26

QUANTENNA COMMUNICATIONS, INC.
3450 West Warren
Fremont, CA 94538

December 20, 2012

DAVID CARROLL

Dear David,

I am pleased to offer you a position with Quantenna Communications, Inc., a Delaware corporation (the "Company"), as Vice President of Worldwide Sales. If you decide to join us, you will receive a monthly salary of $18,333.34 which will be paid semi-monthly in accordance with the Company's normal payroll procedures. You will also be eligible to receive $105,000.00 per year, for a performance based bonus, to be paid quarterly. All bonus amounts paid no later than the later of March 15th following the calendar year in which the compensation is earned or the 15th day of the third month following the end of the fiscal year in which the compensation is earned. Goal Plan for bonus defined within the first 30 days of your employment. In order to earn performance bonus for a given quarter, in addition to achieving the performance objectives for that quarter, you must remain an employee of the Company through the end of the relevant quarter. As an employee, you will also be eligible to receive certain employee benefits as approved by the Company. You should note that the Company may modify job titles, salaries and benefits from time to time as it deems necessary.

In addition, if you decide to join the Company, it will be recommended at the first meeting of the Company's Board of Directors following your start date that the Company grant you an option to purchase 10,711,029 shares of the Company's Common Stock at a price per share equal to the fair market value per share of the Company's Common Stock on the date of grant, as determined by the Company's Board of Directors. It will be recommended to the Board of Directors that 25% of the shares subject to the option shall vest 12 months after the date your vesting begins subject to your continuing employment with the Company, and no shares shall vest before such date. If approved, the remaining shares shall vest monthly over the next 36 months in equal monthly amounts subject to your continuing employment with the Company. Vesting will be accelerated only in case of change of control and if your position is eliminated in that process. The corresponding accelerated vesting is 18 months before the first year anniversary of your employment with the company or 12 months additional vesting after the first year anniversary. This option grant shall be subject to the terms and conditions of the Company's Stock Option

Quantenna Communications, Inc. | 3450 W. Warren Avenue | Fremont, California 94538 USA
+1 510.743.2260 P | +1 510.743.2261 F | www.quantenna.com

Plan and Stock Option Agreement as may be approved by the Board of Directors, including vesting requirements and restrictions on transfer. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continued vesting or employment

There will severance payment in case of termination without a cause only. The severance payment is three months if the termination happens in the first six months of employment, four months in six months to 12 months of employment and six months after first year anniversary of employment with Quantenna.

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks notice.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company's understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company's rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company's rules of conduct which are included in the Company Handbook which the Company plans to complete and distribute.

As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all but the first $125 of the arbitration fees. Please note that we must receive your signed Agreement before your first day of employment.

To accept the Company's offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. If you accept our offer, your first day of employment will be January 7, 2013. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the CEO of the Company and you. This offer of employment will terminate if it is not accepted, signed and returned by December 21, 2012.

We look forward to your favorable reply and to working with you at Quantenna Communications, Inc.

Sincerely,

/s/ Sam Heidari
Sam Heidari
CEO

Agreed to and accepted:

Signature:	/s/ David Carroll
Printed Name:	David Carroll
Date:	12/20/2012